EXHIBIT 23.5

                  CONSENT OF SEAPOWER CARPENTER CAPITAL, INC.,
                            dba CARPENTER AND COMPANY


     We hereby consent to the inclusion in the Proxy Statement/Prospectus forming part of this Pre-Effective Amendment No. 2 to Registration Statement No. 333-36326 on Form S-4 of American River Holdings of our opinion attached thereto and to the reference to such opinion and to our firm therein. We also confirm the accuracy in all material respects of the description and summary of such fairness opinion, the description and summary of our analyses, observations, beliefs and conclusions relating thereto set forth under the heading "Opinion of North Coast Bank, N.A.'s Financial Advisor" therein. In giving such consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder or (ii) that we are experts with respect to any part of the Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


/s/ Seapower Carpenter Capital, Inc.,
dba Carpenter and Company


August 2, 2000